Exhibit 10.10

AMENDMENT TO
FANNIE MAE
SUPPLEMENTAL PENSION PLAN

Pursuant to Section 5.5 of the Supplemental Pension Plan (the “Plan”) and as directed by the Federal Housing Finance Agency (“FHFA”) on October 24, 2013 and approved by the Fannie Mae Board of Directors on October 25, 2013, Fannie Mae hereby amends the Plan by adding the following new Section 5.14:

“5.14    Plan Termination.

(a)     In accordance with Section 5.5, and as directed by the Federal Housing Finance Agency, on October 25, 2013 (the ‘Termination Date’) the Fannie Mae Board of Directors adopted resolutions terminating the Plan, effective December 31, 2013. The Termination Date shall constitute the date on which Fannie Mae took ‘all necessary action to irrevocably terminate and liquidate the plan’ within the meaning of Treasury Regulations section 1.409A-3(j)(4)(ix)(C)(3)-(5).

(b)         No payments pursuant to the termination of the Plan will be made within 12 months of the Termination Date (the ‘12 Month Period’), other than payments that would be payable under the terms of the Plan if the termination of the Plan had not occurred.

(c)     Following the expiration of the 12 Month Period, all benefits, including benefits for those in pay status and grandfathered benefits, will be distributed in a lump sum payment representing the actuarial equivalent present value of the benefit payable to a Participant, surviving spouse, or surviving domestic partner (or the actuarial equivalent present value of the remaining payments to a Participant, surviving spouse, or surviving domestic partner in pay status) hereunder as of the date of payment pursuant to this Section 5.11 (the “Termination Payment Date”).

The lump sum payment payable to a Participant, surviving spouse, or surviving domestic partner shall be calculated in the following manner:

(i)     For a Participant who has attained age 55 and is not in pay status as of the Termination Payment Date, such lump sum payment shall be the actuarial equivalent present value (determined using the factors described in (iv) below) of the single life annuity payable as of the Termination Payment Date, determined using the early retirement factors used to determine an annuity benefit hereunder;

(ii)     For a Participant who has not attained (or, with respect to a pre-retirement death benefit, would not have attained) age 55 and is not in pay status as of the Termination Payment Date, such lump sum payment shall be the actuarial equivalent present value (determined using the factors described in (iv) below) of the single life annuity payable at age 55 (or, with respect to a pre-retirement death benefit, when the Participant would have reached age 55) using the early retirement factors used to determine an annuity benefit hereunder;

(iii)     For a Participant, surviving spouse, or surviving domestic partner in pay status as of the Termination Payment Date, such lump sum payment shall be the actuarial equivalent present value (determined using the factors described in (iv) below) of the remaining annuity payments based on the form in which such annuity payments are being paid; and

(iv)     In all cases the actuarial equivalent present value shall be determined based on the Participant’s age as of the Termination Payment Date, and the then applicable mortality table and then applicable interest rate under Internal Revenue Code section 417(e)(3), as described in Section 6.14 of the Retirement Plan with respect to the payment of small amounts.

(d)     The Termination Payment Date under this Section 5.14 shall be established by the Senior Vice President and Principal Deputy General Counsel, in consultation with the Senior Vice President and Chief Human Resources Officer, subject to the restrictions hereunder. All payments pursuant to the termination of the Plan will be made within 24 months of the Termination Date. This amendment shall apply to all benefits under the Plan, including grandfathered benefits.”

IN WITNESS WHEREOF, Fannie Mae has caused this Amendment to be executed in its name and on its behalf as of the dates set forth herein by an officer or a duly authorized delegate.
FANNIE MAE
By: /s/ Judith C. Dunn
Judith C. Dunn
Senior Vice President &
Principal Deputy General Counsel

Date: November 8, 2013